UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2018

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY	12701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

bet365 Collaboration Agreement

On November 14, 2018 (the “Effective Date”), Empire Resorts, Inc. (together with its subsidiaries, the “Company”) entered into a sportsbook and digital gaming collaboration agreement (the “Collaboration Agreement”) with Hillside (New York) LLC (“bet365”), an affiliate of bet365 Group Limited. Directly and through its affiliates, bet365 operates, owns, controls and manages online gaming and sports betting services throughout the world. The Collaboration Agreement provides the terms and conditions on which bet365 will participate with the Company in the offering of retail sports betting, an online sportsbook, online casino/table games and online poker in the State of New York if and when permitted by applicable law (the “Collaboration”). The initial term (the “Initial Term”) of the Collaboration Agreement commenced on the Effective Date and, unless terminated earlier as described below, will continue in force until the earlier of the (i) 20th anniversary of the date on which the bet365 Gaming Services (as such term is defined below) are first offered to players pursuant to the Collaboration Agreement (the “Go-Live Date”) and (ii) termination of the Company’s gaming facility license (the “Gaming Facility License”) with respect to Resorts World Catskills (the “Casino”). The Initial Term will be extended automatically for successive five-year periods (each a “Renewal Term” and, together with the Initial Term, the “Term”) unless a party provides at least 12 months’ written notice of its election not to renew the Term.

Retail Sportsbook Lounge

If the State of New York enacts regulations during the Term of the Collaboration Agreement allowing retail sports betting at the Company, the Casino will construct a sportsbook lounge (the “Lounge”) at the Casino. Once bet365 receives the Gaming Approvals (as such term is defined in the Collaboration Agreement), and provides the Company notice, which notice shall be provided within 12 months of the Go-Live Date, the operation and management of the Lounge will transition to bet365, at which point the Lounge, originally branded with the Company’s brands, will be rebranded with a bet365 brand (the “Lounge Transition”). Following the Lounge Transition, bet365 will design and manage the Lounge’s betting platform, provide trading, odds and price setting and otherwise manage the Lounge risk and provide Lounge marketing and marketing advisory services (the “bet365 Sportsbook Services”). The Company will continue to be responsible for the maintenance and day-to-day operational management of the Lounge following the Lounge Transition. The Company will be reimbursed by bet365 for a portion of the build-out costs of the Lounge and 100% of the costs to operate the Lounge prior to the Lounge Transition (the “Lounge Build-out Costs”), less the gaming revenue derived from the Lounge after the payment of applicable gaming taxes prior to the Lounge Transition (the “Lounge Pre-Transition Revenue”). If the Lounge Pre-Transition Revenue exceeds the Lounge Build-Out Costs, such Lounge Pre-Transition Revenue shall be shared in accordance with the Revenue Share Waterfall (which term is defined and discussed below). If the Collaboration Revenue (as such term is defined and discussed below) is insufficient to pay the Lounge Build-out Costs, bet365 will reimburse the Company and recover the shortfall payment through the Revenue Share Waterfall.

Online Sportsbook

If the State of New York enacts laws during the Term of the Collaboration Agreement allowing the offering of an online sportsbook, bet365 will manage, control and administer an online sportsbook utilizing the Company’s Gaming Facility License (the “bet365 Online Sportsbook Services”). The online sportsbook will be offered under the bet365 brand. To the extent required by law, the online sportsbook will be co-branded with a bet365 brand and a Company brand or branded solely with a Company brand.

To the extent the State of New York allows more than one brand to operate an online gaming platform utilizing the Company’s Gaming Facility License (each such brand, a “Skin”) and the Company desires to offer additional Skins on the Gaming Facility License, the Company will consult with bet365 in good faith prior to offering additional Skins. The decision to offer additional Skins ultimately shall be made by the Company; provided, however, (i) if such additional Skin is added to the Gaming Facility License prior to a specified anniversary of the enactment of New York gaming laws permitting an online sportsbook (the “Online Enactment Date”), the majority of the Company’s independent directors must approve such decision and (ii) if such additional Skin is added to the Gaming Facility License after a specified anniversary of the

Online Enactment Date, such decision must be approved by the Collaboration Committee (which term is defined and discussed below). Depending on whether the additional Skins are Company-branded Skins, offered in connection with a strategic capital investment in the Company or exchanged in return for access to jurisdictions outside the State of New York, the revenue generated from, and the costs associated with, the additional Skins will be shared by the Company and bet365 in accordance with the terms of the Collaboration Agreement.

Online Casino/Table Games and Online Poker

If the State of New York enacts laws during the Term of the Collaboration Agreement allowing the offering of online casino/table games and/or online poker (the “Online Gaming Services” and, together with the bet365 Online Sportsbook Services, the “bet365 Gaming Services”), the parties will work in good faith and provide each other with reasonable assistance for bet365 to manage, control and administer such Online Gaming Services utilizing the Gaming Facility License. Following the date on which holders of a Gaming Facility License are permitted to provide the online casino/table games and/or online poker in the State of New York, bet365 will use commercially reasonable efforts to (i) cause the Go-Live Date to occur as soon as possible and (ii) for the Online Gaming Services offered by bet365 to be competitive in the State of New York. If bet365 uses good faith efforts to launch the Online Gaming Services but is unable to do so, such failure will not be a breach of the Collaboration Agreement and the Company may freely contract with a third party for such Online Gaming Services and the proceeds of such venture shall not be deemed Collaboration Revenue. The Online Gaming Services will be offered under the bet365 brand. To the extent required by law, the Online Gaming Services will be co-branded with a bet365 brand and a Company brand or branded solely with a Company brand.

If a Company-branded online sportsbook is offered in the State of New York, the Company may request that the Company-branded online sportsbook be configured to include the Online Gaming Services, as applicable. To the extent bet365 is successful at offering Online Gaming Services in the State of New York, the Company shall not enter into any arrangement with a third party to offer online casino/table games and/or online poker using the Company brands.

Management of the Collaboration

The parties will form a committee of representatives from each party to approve certain actions relating to the Collaboration Agreement (the “Collaboration Committee”). In addition, the Collaboration Committee will adopt an annual plan covering intended product developments relating to the bet365 Sportsbook Services and bet365 Gaming Services, if any. At all times, the parties shall have the right to appoint an equal number of members to the Collaboration Committee and each of the Company and bet365 shall initially appoint two members each. Unless a member is deemed an unsuitable person for purposes of the gaming laws of the State of New York, in which case such member will be removed immediately, only a party that appointed a member to the Collaboration Committee may remove such member and appoint a replacement. Each member of the Collaboration Committee is entitled to one vote and any decision to be made by the Collaboration Committee must be approved by the affirmative vote of at least one bet365 member and one Company member then in office. In the event the Collaboration Committee deadlocks on a decision, each party may request a meeting with the senior executives of both parties with the power and authority to resolve such deadlock.

Equity Investment into the Company

In connection with entering into the Collaboration Agreement, Investor (as defined below), an affiliate of bet365, and the Company entered into a common stock purchase agreement (the “bet365 Common Stock Purchase Agreement”) pursuant to which Investor agreed to purchase up to 2,500,000 shares of Common Stock of the Company at a purchase price of $20.00 per share and for an aggregate investment of $50 million. The terms and conditions of the bet365 Common Stock Purchase Agreement are discussed below.

After all gaming taxes have been paid and the parties have recouped their costs and expenses from the Collaboration Revenue, bet365 may receive from Collaboration Revenue a distribution (the “Preferred Distribution”) equal to 50% of the positive difference, if any (the “Common Stock Delta”), between $20 and the value of the Company’s common stock measured on a given date (such date, the “Trigger Date”), multiplied by the number of shares of Common Stock then held by Investor. The Trigger Date is 30 days after the Company’s first filing of an annual or quarterly report with the Securities and Exchange Commission after bet365 recoups its costs incurred in the Collaboration. The Common Stock Delta is the positive difference between $20 and the 30-day volume-weighted average price of the Company’s common stock on the Trigger Date. If the Company is no longer a reporting company, or if the Company’s common stock is not listed on a national securities exchange, the Common Stock Delta is the positive difference between $20 and the fair market value of the Company’s common stock as determined by an investment bank retained by the parties. If a change of control (as such term is defined in the Collaboration Agreement) of the Company occurs before the Trigger Date, the Common Stock Delta is the positive difference between $20 and the per share value paid by a third party in a change of control transaction. The Preferred Distribution, if any, will be payable on a monthly basis over a period of three years (each such payment, a “Monthly Preferred Distribution”).

Funding of Collaboration Costs and Distribution of Collaboration Revenue

Following the Lounge Transition and the Go-Live Date, all costs associated with the bet365 Sportsbook Services and the bet365 Gaming Services, as applicable, shall be funded out of the revenue of the Collaboration (the “Collaboration Revenue”). If the Collaboration Revenue is insufficient to cover the costs incurred under the Collaboration Agreement, bet365 will reimburse such costs and the shortfall will recouped by bet365 from future Collaboration Revenue.

The Collaboration Revenue will be distributed 50% to the Company and 50% to bet365 on a monthly basis according to a distribution waterfall (the “Revenue Share Waterfall”) set forth in the Collaboration Agreement, which: (i) first pays all gaming taxes relating to the services provided pursuant to the Collaboration Agreement; (ii) next pays the costs incurred by the Company and then bet365 pursuant to the Collaboration Agreement; (iii) next pays bet365 until bet365 has recovered all investment costs incurred prior to the Lounge Transition or the Go-Live Date; (iv) next pays bet365 its Monthly Preferred Distribution, if any; (v) next pays bet365 to recoup agreed-upon gaming revenue shortfalls and capital investment catch-ups in the event there are additional Skins; and (vi) finally distributes 50% of the remaining Collaboration Revenue to each of the Company and bet365.

Gaming Approvals; Special Termination Right of bet365

Following the Effective Date, the Company and bet365 will engage in advocacy efforts in the State of New York to permit the transactions contemplated by the Collaboration Agreement. In addition, following the Effective Date, bet365 will use commercially reasonable efforts to obtain the Ownership Approval (as defined in the Collaboration Agreement) required to own the equity of the Company. The Company will use commercially reasonable efforts to assist bet365 in obtaining such Ownership Approval. In addition, if the State of New York enacts regulations and/or laws during the Term allowing the various transactions contemplated by the Collaboration Agreement, the parties agree to use their commercially reasonable efforts to obtain the necessary Governmental Approvals (as such term is defined in the Collaboration Agreement) to enable the parties to consummate the transactions contemplated by the Collaboration Agreement. To the extent required by the applicable gaming laws, the Company will be responsible for the regulatory oversight of the Collaboration.

Following the enactment of the regulations and/or laws necessary to enable the offering of the bet365 Sportsbook Services and/or the bet365 Gaming Services, the parties will monitor and assess such applicable gaming laws that affect the transactions contemplated by the Collaboration Agreement. To the extent that bet365 has a good faith concern that, as a result of provisions of the applicable gaming regulations and/or laws, the obligations of bet365 under the Collaboration Agreement will not be commercially viable, then the parties will discuss in good faith and engage in advocacy efforts to modify the applicable gaming laws. To the extent following such discussions or advocacy efforts, if in bet365’s good faith opinion it will not be commercially viable to operate the bet365 Gaming Services, bet365 can terminate the Collaboration Agreement. However, following such a termination, neither bet365 nor any affiliate may offer online gaming services in the State of New York for a period of 18 months.

Termination

The Term of the Collaboration Agreement may be terminated by the mutual agreement of the parties. In addition, either party may terminate the Collaboration Agreement upon written notice: (i) if the State of New York fails to enact laws authorizing an online sportsbook by certain agreed-upon dates; (ii) subject to notice and cure requirements, upon a material breach of the Collaboration Agreement; (iii) if the other party is deemed an unsuitable person under the applicable gaming laws and the issues cannot be remedied after commercially reasonable efforts; (iv) in the event the other party is bankrupt; (v) the New York State Gaming Commission (“NYSGC”) disapproves of the Collaboration Agreement and the parties are unable to amend the Collaboration Agreement without materially detrimentally frustrating the commercial intent of the parties; (vi) if a law is passed by the State of New York prohibiting an online sportsbook; (vii) if a federal law preempts the gaming laws of the State of New York such that the operation of an online sportsbook does not require a state license; or (viii) upon a change in control of the other party to a third party that is deemed to be a Highly Competitive Business (as such term is defined in the Collaboration Agreement) to such terminating party.

Guaranty and Offset

In connection with the Collaboration Agreement, bet365 Group Limited delivered to the Company a letter (the “Guaranty”) guaranteeing the payment obligations and indemnification obligations of bet365 under the Collaboration Agreement. The Guaranty shall terminate upon the fifth anniversary of the date on which the parties begin receiving a share of the profits of the Collaboration pursuant to the Collaboration Agreement.

If a notice of material breach of the Collaboration Agreement is delivered from one party to the other after the Guaranty terminates, a portion of the profit share received by the breaching party from the Collaboration Revenue will be held and not used or otherwise distributed to such party’s equity holders until the breach is cured. In addition, the non-breaching party can withhold any profit share it owes to the breaching party until the earlier of (i) the agreed-upon hold-back value is attained or (ii) the breaching party cures the breach.

General

Each party granted to the other (in the case of the Company to bet365, subject to the terms of applicable license agreement of the Company and its subsidiaries) a worldwide, revocable, royalty-free, non-sublicensable, non-exclusive and non-transferable license to use the intellectual property brands owned or licensed by the granting party in connection with the retail and online sportsbook, online casino/table games and online poker. The customer data obtained through the operation of the retail and online betting and gaming services and Empire’s Players Club (as such term is defined in the Collaboration Agreement) will be jointly owned by bet365 and the Company.

The Company agreed to indemnify bet365 and its affiliates against liabilities arising out of third party claims relating to the operation of the Casino, a breach of the representations, warranties and covenants of the Company under the Collaboration Agreement, the intellectual property of the Company, any violation of law or failure to pay applicable gaming taxes by the Company, the cancellation or suspension of the Gaming Approvals obtained by bet365 due to the act or omission of the Company and any claims relating to a data breach in which data in the possession of the Company is accessed in an unauthorized manner. bet365 agreed to indemnify the Company and its affiliates against liabilities arising out of third party claims relating to a breach of the representations, warranties and covenants of the Company under the Collaboration Agreement, the intellectual property of bet365, any violation of law or failure to pay applicable gaming taxes by bet365, the cancellation or suspension of the Gaming Approvals obtained by the Company due to the act or omission of bet365 and any claims relating to a data breach in which data in the possession of bet365 is accessed in an unauthorized manner.

The Collaboration Agreement contains further agreements of the parties concerning, among other things, confidentiality, non-solicitation of employees, and cross-promotion of the Lounge and the bet365 Gaming Services. In addition, the Company will use commercially reasonable efforts to cause Resorts World

Casino New York City to provide marketing support for the bet365 Gaming Services and to provide registration or management facilities or wager terminals at Resorts World Casino New York City if permissible under applicable gaming laws and requested by bet365. The Collaboration Agreement and bet365 are subject to the approval of the NYSGC. The Company can provide no assurance that such Gaming Approvals will be obtained during the Term of the Collaboration Agreement or at all.

In connection with the execution of the Collaboration Agreement, Moelis & Company LLC (“Moelis”) was paid a fee in the amount of $4,000,000 pursuant to that certain engagement agreement, dated August 7, 2018, by and between the Company and Moelis (the “Moelis Engagement Agreement”) and amended on November 9, 2018 (as discussed in Item 8.01 below), pursuant to which Moelis provided advisory services to the Company in connection with the Collaboration Agreement.

bet365 Common Stock Purchase Agreement

In connection with entering into the Collaboration Agreement, Hillside (New Media Holdings) Limited (the “Investor”), an affiliate of bet365, and the Company entered into the bet365 Common Stock Purchase Agreement pursuant to which the Investor agreed to purchase up to 2,500,000 shares of common stock of the Company at $20 per share (the “Purchase Price”). In accordance with the bet365 Common Stock Purchase Agreement, the Investor purchased 1,685,759 shares of common stock (the “Initial Closing Shares”) upon execution of the bet365 Common Stock Purchase Agreement. The purchase of the Initial Closing Shares (the “Initial Closing”) was subject to, among other things, evidence of a commitment by Kien Huat Realty III Limited, the Company’s largest stockholder, to invest up to $126 million of equity financing into the Company and further evidence that $12 million of such commitment was funded. Following the Initial Closing, the Investor and the Company agreed to use reasonable best efforts to obtain all necessary consents from the NYSGC for Investor’s ownership of the equity interests of the Company.

Pursuant to the bet 365 Common Stock Purchase Agreement, the Investor will be obligated to purchase the remaining 814,241 shares of common stock (the “Second Closing Shares” and, together with the Initial Closing Shares, the “Shares”) at the Purchase Price (the “Second Closing”) so long as the following closing conditions are met: (i) 30 days have passed following the receipt of approval from the NYSGC of Investor’s ownership of the Shares and the enactment of laws by the State of New York allowing the offering of the bet365 Online Sportsbook Services; (ii) the representations and warranties of the Company are true and correct in all material respects and the Company has complied with its obligations under the bet365 Common Stock Purchase Agreement; (iii) the Collaboration Agreement is in full force and effect and there is no material breach of the Collaboration Agreement by the Company outstanding; (iv) the common stock of the Company continues to be listed on The Nasdaq Stock Market; (v) the Company continues to own 100% of the equity interests in the Casino; and (vi) the Gaming Facility License is still valid.

If the Second Closing Shares are issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, or if the Investor is deemed an affiliate of the Company following the issuance of the Shares, the Investor will have certain demand resale registration rights with respect to the Shares.

The bet365 Common Stock Purchase Agreement may be terminated at any time prior to the Second Closing upon mutual consent of the Company and the Investor. Additionally, either the Company or the Investor may terminate the bet365 Common Stock Purchase Agreement if the NYSGC issues an order prohibiting the Second Closing if such order did not result from the terminating party’s breach of the bet365 Common Stock Purchase Agreement. Additionally, either the Company or the Investor may unilaterally terminate the bet365 Common Stock Purchase Agreement if the Investor or the Company, as applicable, is in material breach of the bet365 Common Stock Purchase Agreement that is not cured and the non-breaching party is then in compliance. The bet365 Common Stock Purchase Agreement will terminate automatically if the Collaboration Agreement is terminated prior to the Second Closing or if the NYSGC denies the Company’s request to approve the Investor’s ownership of the Shares.

The foregoing description of the bet 365Common Stock Purchase Agreement is qualified in its entirety by reference to the bet365 Common Stock Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

The offer and sale of the Initial Closing Shares (the “Offering”) was made pursuant to a shelf registration statement on Form S-3 (File No. 333-214119), which became effective on November 17, 2016, pursuant to a base prospectus dated as of November 17, 2016 contained in such registration statement and a prospectus supplement filed with the Securities and Exchange Commission on November 14, 2018. The Company received net proceeds of $33.215 million from the Offering.

A copy of the opinion of Ellenoff Grossman & Schole LLP relating to the legality of the Initial Closing Shares offered by us is attached as Exhibit 5.1 hereto.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 3.02.	Unregistered Sale of Equity Securities.

On November 13, 2018, the Company and Kien Huat Realty III Limited (“KHRL”), the Company’s largest stockholder, entered into a subscription agreement (the “KH Subscription Agreement”) pursuant to which KHRL purchased 120 shares of the Company’s Series F Convertible Preferred Stock, $0.01 per share (the “Series F Preferred Stock”), for an aggregate consideration of $12 million. This investment was made pursuant to the terms of that certain commitment letter, by and between KHRL and the Company, originally dated November 5, 2018 and amended and restated on November 9, 2018 (as amended, the “KH 2018 Preferred Stock Commitment Letter”). KHRL committed to purchase up to $126 million of the Company’s Series F Preferred Stock, subject to the terms and conditions of the KH 2018 Preferred Stock Commitment Letter, in support of the general corporate and working capital requirements of the Company. Pursuant to the KH 2018 Preferred Stock Commitment Letter, KHRL is entitled to receive a commitment fee in the amount of 1% of the Series F Preferred Stock purchased pursuant to the KH Subscription Agreement.

The terms and conditions of the Series F Preferred Stock, set forth in the Restated Certificate, which is defined and discussed in Item 5.03 below, are as follows:

Designation and Amount

One Thousand Five Hundred (1,500) shares of Series F Preferred Stock constitute the class of preferred stock and each share has a stated value of $100,000 (the “Stated Value”).

Ranking; Dividends

The Series F Preferred Stock ranks, with respect to the rights, preferences and privileges, including but not limited to the payment of dividends, redemptions, and the distribution of assets, senior to all classes or series of equity securities of the Company, except the Company’s outstanding Series B Preferred Stock, par value $.01 per share, which shall remain senior in all respects to the Series F Preferred Stock. The Series F Preferred Stock is entitled to receive, and the Company will pay, dividends on shares of Series F Preferred Stock equal (on an-converted basis) to and in the same form as dividends actually paid on shares of Common Stock of the Company, when, as and if such dividends are paid on shares of the Common Stock.

Voting Rights

Holders of Series F Preferred Stock shall be entitled to receive notice of all stockholders’ meetings of the Company and to vote on all matters submitted to the vote of holders of Common Stock on an as-converted basis and not as a separate class. Each share of Series F Preferred Stock shall represent such number of votes as shall equal the number of Conversion Shares (as defined below) into which such share is convertible at such time.

Optional Conversion

The Series F Preferred Stock is convertible into shares of the Company’s Common Stock at any time and from time to time prior to December 31, 2038 (the “Maturity Date”). Each share of Series F Preferred Stock will be convertible into shares of Common Stock (the “Conversion Shares”) in an amount equal to (a) the Stated Value divided by $20.00 (the “Base Conversion Price”) (subject to adjustments), multiplied by (b) the number of shares of Series F Preferred Stock being converted. Following any conversion of the Series F Preferred Stock, the holder of the Conversion Shares will be entitled to receive any dividends that were declared but unpaid at the time of such conversion if and to the extent that such holder would have been entitled to receive such dividend had the conversion not occurred.

Mandatory Conversion

Each Series F Preferred Stock that is outstanding on the Maturity Date shall automatically be converted into that number of shares of Common Stock determined by dividing the Stated Value by the volume-weighted average price for a share of Common Stock for the 90 consecutive trading days ending on the trading day immediately prior to the Maturity Date.

In addition, in the event of a Change of Control Transaction (as defined below), each share of Series F Preferred Stock shall automatically be converted into that number of shares of Common Stock determined by dividing the Stated Value by the per share consideration being offered to any holder of Common Stock with any such Change of Control Transaction. Following such conversion, the holder of the Conversion Shares will be entitled to participate in such Change of Control Transaction and to receive the same per share consideration that any other holder of Common Stock is entitled to receive as a result of such Change of Control Transaction. A “Change of Control Transaction” shall include: (i) tender offer for the ownership of 50% or more of the outstanding voting securities of the Company, (ii) a merger or consolidation of the Company with another corporation, or (iii) a person acquiring 50% or more of the outstanding voting securities of the Company, unless as a result of (i), (ii) or (iii), the surviving corporation shall be owned by (a) the stockholders of the Company as of the time immediately prior to such tender offer, merger or acquisition, or (b) any employee benefit plan of the Company or its subsidiaries.

Limitation on Conversion

The Company may not issue Conversion Shares equal to 20% (the “Issuable Maximum”) or more of the Common Stock or voting power of the Company issued and outstanding prior to a conversion of the Series F Preferred Stock (the “Conversion Limitation”) until the Company obtains the approval of a majority of the Company’s issued and outstanding voting stock in accordance with the applicable rules and regulations of the Nasdaq Stock Market (the “Shareholder Approval”). Additionally, if the total number of votes represented by the Series F Preferred Stock on an as-converted basis would exceed the Issuance Maximum, the votes represented by such outstanding Series F Preferred Stock would be adjusted downward to a portion of the aggregate votes until the Shareholder Approval was obtained.

Share Reserve

So long as shares of Series F Preferred Stock are outstanding, the Company shall reserve and keep available such number of shares of Common Stock to be sufficient to issue the Conversion Shares.

Subsequent Rights Offerings

In the event that the Company issues additional shares of Common Stock and/or any rights, warrants, or other securities exercisable or exchangeable for shares of Common Stock (the “Purchase Rights”), then each holder of Series F Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if the holder held the number of shares of Common Stock acquirable upon complete conversion of its Series F Preferred Stock immediately prior to the date of such Purchase Rights.

Liquidation Preference

In the event of a liquidation, dissolution or winding up of the Company, then the holders of the Series F Preferred Stock shall receive the Stated Value per share plus an amount equal to all declared, and accrued but unpaid dividends and distributions thereon to the date of such payment. No distributions shall be made to holders of junior securities, including holders of the Company’s Common Stock, until such liquidation payment is made to the holders of Series F Preferred Stock.

The summaries of the KH Subscription Agreement and Restated Certificate are qualified in their entirety by reference to the complete text of the KH Subscription Agreement and the Restated Certificate (as discussed and defined below), which are attached as Exhibits 3.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 9, 2018, the Company filed an Amended and Restated Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock (the “Restated Certificate”) with the Secretary of State of the State of Delaware. The Restated Certificate amends the Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock (the “Original Certificate”), originally filed with the Secretary of State of the State of Delaware on November 5, 2018. The Restated Certificate was approved by the Board of Directors of the Company and filed prior to the issuance of any shares of Series F Preferred Stock.

Pursuant to the Restated Certificate, Section 4 (“Right to Convert”) and Section 7 (“Voting Rights”) of the Original Certificate were amended to prohibit the issuance, and voting rights, of Conversion Shares upon conversion of the Series F Preferred Stock in excess of 20% of the Common Stock or voting power of the Company issued and outstanding prior to the conversion of the Series F Preferred until the Company has obtained the Shareholder Approval.

A copy of the Restated Certificate is attached as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 8.01. Other Items.

On November 9, 2018, the Company and KHRL amended and restated the KH 2018 Preferred Stock Commitment Letter, which was originally executed on November 5, 2018. The terms of the Series F Preferred Stock outlined in the KH 2018 Preferred Stock Commitment Letter were amended to add a reference to the Conversion Limitation. In addition, pursuant to the KH 2018 Preferred Stock Commitment Letter, KHRL, as the holder of a majority of the Company’s outstanding voting stock, agreed to execute a written consent approving the removal of the Conversion Limitation and the issuance of shares of Series F Preferred Stock following such Shareholder Approval without the Conversion Limitation. Furthermore, the Board of Directors of the Company, including each director independent of KHRL, will approve and recommend the actions contemplated by the Shareholder Approval. The Shareholder Approval and the approval of the Board of Directors of the Company will be obtained and an information statement will be filed with the Securities and Exchange Commission no later than November 30, 2018. Except as set forth herein, all other terms of the KH 2018 Preferred Stock Commitment Letter remain unchanged and are in full force and effect.

On November 9, 2018, the Company and Moelis entered into an amendment (the “Amended Moelis Engagement Agreement”) to the Moelis Engagement Agreement. Pursuant to the Amended Moelis Engagement Agreement, Moelis will not receive any fee related to an equity investment in connection with a strategic agreement relating to sports betting. In addition, pursuant to the Amended Moelis Engagement Agreement, the fee payable to Moelis with respect to the Collaboration Agreement was increased from $3,000,000 to $4,000,000. Except as set forth herein, all other terms of the Moelis Engagement Agreement remain unchanged and are in full force and effect.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

3.1.	Amended and Restated Certificate of Designations of Series F Preferred Stock of Empire Resorts, Inc.

5.1.	Opinion of Ellenoff Grossman & Schole LLP

10.1.	Common Stock Purchase Agreement, dated November 14, 2018, by and between Empire Resorts, Inc. and Hillside (New Media Holdings) Limited

10.2.	Subscription Agreement, dated November 13, 2018, by and between Empire Resorts, Inc. and Kien Huat Realty III Limited

23.1	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)

99.1	Press Release, dated November 14, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 14, 2018

EMPIRE RESORTS, INC.

By:	/s/ Ryan Eller
Name: Ryan Eller
Title: President and Chief Executive Officer